EXHIBIT 4.2

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made as of this              day of              2002 by and between Logitech, Inc., a California corporation (the “Company”), and             ,(“Indemnitee”).

WHEREAS, Logitech International S.A., a Swiss company and the parent of the Company (the “Parent”) has issued its registered shares through a registered public offering in the United States;

WHEREAS, the Company benefits from the Parent being a public company in the United States in that, among others, the Company’s products gained broader name recognition, the Company has easier access to U.S. capital markets, and the Company can use securities of the Parent freely tradeable in the U.S. to attract and retain qualified personnel;

WHEREAS, Indemnitee provides several valuable management services to the Company;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining directors’ and officers’ liability insurance, the significant increases in the cost of such insurance and the general limitations in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting officers and directors to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited;

WHEREAS, Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other officers and directors of the Parent or any of its subsidiaries, including the Company, may not be willing to serve or continue to serve as officers and directors without additional protection; and

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to provide valuable management services to the Parent or any of its subsidiaries, including the Company, and to indemnify such individuals so as to provide them with the maximum protection permitted by law.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1.    Certain Definitions.

(a)    “Claim” shall mean any threatened, pending or completed action, proceeding or alternative dispute resolution mechanism whether civil, criminal, administrative or investigative.

(b)    References to the “Company” shall include, in addition to Logitech Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Logitech Inc. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that if Indemnitee is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(c)    “Expenses” shall mean any and all expenses (including attorneys’ fees, other costs and obligations), judgments, fines, penalties and amounts paid or expenses incurred in settlement or in otherwise disposing of (if, for all purposes other than Section 2(b), such settlement or other disposition is approved in advance by the Company, which approval shall not be unreasonably withheld) in each case to the extent actually and reasonably incurred in connection with investigating, defending, or participating in (including on appeal), or preparing to defend, or to participate in, any Claim regarding any Indemnifiable Event and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement. For the purposes of Section 2(b), Expenses shall include amounts paid or expenses incurred in settlement or in otherwise disposing of a Claim regarding any Indemnifiable Event only if such settlement or other disposition is court-approved.

(d)    “Indemnifiable Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee or agent of the Company or Parent, or any subsidiary of the Company or Parent, or is or was serving at the request of the Company or Parent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

(e)    References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director or officer of the Company which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or its beneficiaries.

2.    Indemnification.

(a)    Third Party Proceedings.    The Company shall indemnify Indemnitee if Indemnitee is or was or becomes a party or is threatened to be made a party in any Claim (other than an action by or in right of the Parent or the Company) by reason of (or arising in part out of) any Indemnifiable Event against Expenses, including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of Parent or the Company, as the case may be, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in the best interests of the Parent or the Company, as the case may be, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b)    Proceedings by or in the Right of the Parent or the Company.    The Company shall indemnify Indemnitee if Indemnitee was or is or becomes a party or is threatened to be made a party to any Claim by or in the right of the Parent or the Company or any subsidiary of the Parent or the Company to procure a judgment in its favor by reason of (or arising in part out of) any Idemnifiable Event against Expenses, including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Parent or the Company, as the case may be, and its shareholders, as applicable, except that no indemnification shall be made in respect of any Claim as to which Indemnitee shall have been adjudged to be liable to the Parent or the Company, as the case may be, in the performance of Indemnitee’s duty to the Parent or the Company, as the case may be, and its shareholders, as applicable, unless and only to the extent that the court in which such Claim is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for Expenses and then only to the extent that the court shall determine.

(c)    Mandatory Payment of Expenses.    Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any action or proceeding referred to in Subsections (a) and (b) of this Section 2, or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3.    Expenses; Indemnification Procedure.

(a)    Advancement of Expenses.    The Company shall advance, prior to the final disposition of any Claim, all Expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 2(a) or (b) hereof. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall be ultimately determined that Indemnitee is not entitled to be indemnified b the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery by Indemnitee of a written request therefor and the undertaking referenced above to the Company.

(b)     Notice/Cooperation by Indemnitee.    Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c)     Procedure.    Any indemnification provided for in Section 2 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Articles of Incorporation or By-laws providing for indemnification, is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 14 of this Agreement, Indemnitee shall also be entitled to be paid for the Expenses of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for Expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and Indemnitee shall be entitled to receive interim payments of Expenses pursuant to Subsection 3(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its shareholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d)    Notice to Insurers.    If, at the time of the receipt of a notice of a Claim pursuant to Section 3(b) hereof, the Company has director and officer liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e)    Selection of Counsel.    In the event the Company shall be obligated under Section 3(a) hereof to pay the Expenses of any Claim the Company, if appropriate, shall be entitled to assume the defense of such Claim, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of the Company’s election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim, provided that (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense; and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Claim, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

4.    Additional Indemnification Rights; Nonexclusivity.

(a)    Scope.    Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Articles of Incorporation, the Company’s By-laws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a California corporation to indemnify a member of the board of directors or an officer of the Parent or the Company, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a California corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 9 hereof.

(b)    Nonexclusivity.    The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Articles of Incorporation, its By-laws, any agreement, any vote of shareholders or disinterested directors, the California General Corporation Law, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding.

5.    Partial Indemnification.    If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred by Indemnitee in connection with any Claim, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

6.    Mutual Acknowledgment.    Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying the directors and officers of the Parent or the Company under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination if the Company is right under public policy to indemnify Indemnitee.

7.    Directors, and Officers’ Liability Insurance.    The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Parent or the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of directors’ and officers’ liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Parent’s or the Company’s directors, as the case may be, if Indemnitee is a director; or of the Parent’s or the Company’s officers, as the case may be, if Indemnitee is not a director but is an officer. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

8.    Severability.    Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.    Exceptions.    Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a)    Excluded Acts.    To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under applicable law; or

(b)    Claims Initiated by Indemnitee.    To indemnify or advance Expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute, law, agreement or insurance policy or under the Company’s Articles of Incorporation or Bylaws now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise as required under Section 317 of the California General Corporation Law; or

(c)    Lack of Good Faith.    To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(d)    No Duplication of Payments.    To make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s Articles of Incorporation, By-laws or otherwise) of the amounts otherwise indemnifiable hereunder.

Claims Under Section 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

10.    Contribution.    If the indemnification provided for in Section 2 above for any reason is held by a court of competent jurisdiction to be unavailable to Indemnitee in respect of any Expenses and any other amount Indemnitee becomes legally obligated to pay, then the Company, in lieu of indemnifying Indemnitee thereunder, shall contribute to the amount paid or payable by Indemnitee (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and Indemnitee in connection with the action or inaction which resulted in such Expenses or any other amounts Indemnitee is legally obligated to pay, as well as any other relevant equitable considerations.

11.    Effectiveness of Agreement.    To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for in the California General Corporation Law, such provisions shall not be effective unless and until the Company’s Articles of Incorporation authorize such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company or the Parent, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred. In addition, all agreements and obligations of the Company contained herein shall continue during the period Indemnitee is a director, officer, employee or agent of the Company or

Parent (or is or was serving at the request of the Company or Parent as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any possible Claim, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

12.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

13.    Binding Effect; Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives.

14.    Attorneys’ Fees.    In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, except for the pro-rata amount of any such Expenses relating to material assertions that, as a part of such action, the court of competent jurisdiction determines were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses, including attorneys fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), except for the pro-rata amount of any such Expenses relating to material assertions that, as a part of such action, the court of competent jurisdiction determines were not made in good faith or were frivolous.

15.    Notice.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

16.    Consent to Jurisdiction.    The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of California for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of California.

17.    Choice of Law.    This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of California as applied to contracts between California residents entered into and to be performed entirely within California.

18.    Subrogation.    In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19.    Amendment and Termination.    No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20.    Integration and Entire Agreement.    This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21.    No Construction as Employment Agreement.    Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LOGITECH, INC.

6505 Kaiser Drive

Fremont, CA 94555

By:	By:

Name: Guerrino DeLuca	Name: Kristen Onken

Title: CEO	Title: CFO

AGREED TO AND ACCEPTED:

INDEMNITEE

(signature)

Address:

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